Exhibit 99.1

Press Release dated February 4, 2011

BEMIS COMPANY, INC.

One Neenah Center, 4th Floor

P.O. Box 669

Neenah, Wisconsin  54957-0669

For Immediate Release

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations and Treasurer

(920) 527-5045

Kristine Pavletich

Public Relations Specialist

(920) 527-5159

BEMIS ANNOUNCES 28th CONSECUTIVE ANNUAL CASH DIVIDEND INCREASE

NEENAH, WISCONSIN, February 4, 2011 — Bemis Company, Inc. (NYSE: BMS) announced today that its Board of Directors has approved a 4.3 percent increase in the quarterly cash dividend, increasing it to 24 cents per share compared to the previous quarterly dividend of 23 cents per share.  The cash dividend is payable on March 1, 2011, to shareholders of record at the close of business on February 15, 2011.  This marks the 28th consecutive year that the Company has increased its dividend payment.  Bemis has been paying an annual dividend on its stock since 1922.

ABOUT BEMIS COMPANY, INC.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, healthcare, and other companies worldwide.  Founded in 1858, the Company is included in the S&P 500 index of stocks and reported 2010 net sales of $4.84 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting.  Headquartered in Neenah, Wisconsin, Bemis employs nearly 20,000 individuals worldwide.  More information about the Company is available at our website, www.bemis.com.

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